Exhibit 99.1

News Release

LCA-Vision Fourth Quarter Results Feature Growth in Same-Store Procedure Volume

and Improved Operational Metrics

2010 conversion metrics reach highest levels since 2007

CINCINNATI (February 16, 2011) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operational results for the three and 12 months ended December 31, 2010.

Fourth Quarter 2010 Operational and Financial Highlights (all comparisons are with the fourth quarter of 2009)

•	Revenues were $19.3 million compared with $22.0 million; adjusted revenues were $17.9 million compared with $20.1 million.

•	We performed 10,891 laser vision correction procedures, compared with 11,718 procedures (68 vision centers) and 10,241 same-store procedures (54 vision centers).

•	Same-store revenues decreased 1.1%; adjusted same-store revenues increased 1.4%.

•

Operating loss was $7.4 million compared with an operating loss of $9.7 million; adjusted operating loss was $8.6 million compared with an adjusted operating loss of $11.4 million. The reduced operating loss and adjusted operating loss reflect the impact of closing under-performing vision centers, reducing direct costs per center, and lowering marketing and general and administrative expenses. Direct costs per center for the 2010 fourth quarter averaged $55,000 per month, compared with $65,000 per month. Included in the 2010 quarter were restructuring charges of $3.0 million related to the closure of seven vision centers announced in October 2010, which was lower than the anticipated charge of $4.3 million due to negotiating one lease buy-out and adjustments in estimated future rent expense and other closure costs. The 2010 quarter also included $0.4 million in gain on sale of assets. This compares with net restructuring and impairment charges of $1.2 million and $0.4 million in gain on sale of assets in the 2009 quarter.

•

Tax benefit was $91,000 compared with $5.5 million in the prior year. In 2010, the company was in a loss carryforward position so a full valuation allowance was established. In 2009, the company was in a carryback position so the tax benefit was recorded. In addition, in the fourth quarter of 2009, several closed vision center leases were terminated which accelerated a deduction for tax purposes.

•	Net loss was $7.3 million, or $0.39 per share, compared with net loss of $3.6 million, or $0.19 per share.

Full Year 2010 Operational and Financial Highlights (all comparisons are with the full year 2009)

•	Revenues were $99.8 million compared with $129.2 million; adjusted revenues were $93.7 million compared with $120.1 million.

•	We performed 56,720 laser vision correction procedures, compared with 72,776 procedures and 65,944 same-store procedures.

•

Operating loss was $22.0 million compared with operating loss of $36.1 million; adjusted operating loss was $27.5 million compared with adjusted operating loss of $44.3 million. The reduced operating loss and adjusted operating loss resulted from closing under-performing vision centers, lower direct costs per center, lower marketing and general and administrative expenses, and lower impairment charges. Direct costs per center averaged $65,000 per month for 2010, compared with $74,000 per month for 2009. Average marketing cost per procedure decreased to $425 for 2010 from $464 for 2009. Operating loss and adjusted operating loss for 2010 included $5.5 million in impairment and restructuring charges and $2.0 million in gain on sale of assets. Operating loss and adjusted operating loss for 2009 included $8.1 million in restructuring and impairment charges, $0.8 million in consent revocation solicitation charges and $0.4 million in gain on sale of assets.

•	Net loss was $20.6 million, or $1.10 per share, compared with net loss of $33.2 million, or $1.79 per share.

•	Net cash provided by operations was $1.5 million in 2010 compared with $1.4 million for 2009.

•	Cash and investments were $51.9 million at December 31, 2010, compared with $54.6 million at December 31, 2009.

Since the first quarter of 2007, LCA-Vision has provided both adjusted revenues and operating losses as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating losses as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“We are reporting tangible results from our actions to improve operations in the current weakened economy while building for future growth and profitability,” stated LCA-Vision Chief Operating Officer David L. Thomas. “Our operational performance significantly improved in 2010, resulting in our best appointment show rate, conversion and treatment show rate since 2007. We were able to improve these metrics while lowering the average acquisition cost per eye to $425 in 2010, from $464 in 2009 and $455 in 2008. We obtained an average price per procedure of $1,652 in 2010, compared with $1,650 in 2009 and $1,619 in 2008.

“For the fourth quarter, we reported a year-over-year increase in same-store procedures of more than 6% – the first increase since the fourth quarter of 2006,” Thomas added. “We attribute this growth to acceptance of our ‘Life in Focus’ marketing campaign, improved operational metrics, a greater willingness of patients to spend on vision correction services and a discount promotion that expired at year-end. Although the December promotion expiration adversely impacted procedure volume in early 2011 as some patients accelerated their procedure dates to take advantage of the discount, we have been gaining some momentum as the first quarter continues. We are cautiously optimistic about the potential impact on our business of recent increases in the consumer confidence index.”

LCA-Vision Chief Financial Officer Michael J. Celebrezze said, “Our cash-conservation initiatives resulted in a $14.1 million decline in operating loss compared with 2009. We generated positive cash from operations, which included an $11.8 million federal income tax refund. For the year, we used $2.7 million in cash and investments after debt service and capital expenditures. We ended the year with nearly $52 million in cash and investments and $7 million in debt obligations. We do not anticipate receiving a federal income tax refund this year and our cash flow will depend largely upon procedure volume.”

As a result of cash-conservation measures, the company lowered the expected number of procedures companywide required for breakeven cash flow, after capital expenditures and debt service, to approximately 70,000 per year, down from 73,000 previously. The company believes that it has sufficient cash and investments to fund its business beyond 2012 if it performs at least 47,000 procedures annually, compared with the previous expectation of 52,000. The company believes that it has sufficient cash and investments to fund its business beyond 2013 at 52,500 procedures annually. The average number of procedures required for each vision center to reach breakeven remains at 95 per month.

“We are taking actions to diversify into related eye-health businesses to leverage our capabilities and resources, drive more revenue through our existing vision centers, capitalize on our more than half-million past patients and high patient satisfaction rate, and lessen the impact of future economic downturns,” added Celebrezze. “Our focus is on programs that require minimal investment that can be rolled out in a modular approach, allowing for phased introductions. As an example, during the fourth quarter, we added over-the-counter eye drop products in our full LasikPlus® network, which generated nearly $40,000 of revenue in January 2011. We also are evaluating a co-management/management services offering designed to generate revenue by attracting patients to LasikPlus® and offering provisional services to optometrists, as well as potential expansion into cataract and intraocular lens surgery, which targets the fast-growing aging population.”

Near-term Financial Outlook

LCA-Vision intends to manage expenses conservatively in 2011. The company’s plans and outlook for the year include:

•	The company does not plan to open any new vision centers in the near term. LCA-Vision will consider restarting its de novo new center opening program when market conditions improve.

•	The company expects marketing and advertising spend for the 2011 first quarter to range from $6.5 million to $7.5 million.

•	The company expects capital expenditures in 2011 of $1.5 million for vision center renovations, relocations and equipment replacement.

Conference Call and Webcast

As previously announced, a conference call and webcast will be held today beginning at 10:00 a.m. Eastern time. To access the conference call, dial 866-322-1352 (U.S. and Canada) or 706-643-6246 (international callers). The webcast will also be available in the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (U.S. and Canada) or 706-645-9291 (international callers) and enter the conference ID number: 33127343.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, there are a number of other risks and uncertainties associated with its business, including, without limitation, the successful execution of cost effective marketing strategies to drive patients to its vision centers; the impact of low consumer confidence and discretionary spending; competition in the laser vision correction industry; the company’s ability to attract patients; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the FDA’s advisory board on ophthalmic devices is currently reviewing concerns about post-LASIK quality of life matters, and the FDA has begun a major new study on LASIK outcomes and quality of life that is expected to end in 2012. The FDA or another regulatory body could take legal or regulatory action against the company or others in the laser vision correction industry. The outcome of this review or legal or regulatory action could potentially impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and our ability to implement successfully new technologies on a national basis create additional risk. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 54 LasikPlus® fixed-site laser vision correction centers in 26 states and 41 markets in the United States. Additional company information is available at www.lca-vision.com and www.lasikplus.com.

Earning Trust Every Moment; Building Relationships for a Lifetime.

For Additional Information
Company Contact:	Investor Relations Contact:
Barb Kise	Jody Cain
LCA-Vision Inc.	Lippert/Heilshorn & Associates
513-792-9292	310-691-7100

LCA-Vision Inc.

Consolidated Statement of Operations

(Dollars in thousands except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues - Laser refractive surgery	$19,259	$21,965	$99,825	$129,213

Operating costs and expenses
Medical professional and license fees	4,755	5,097	24,161	28,746
Direct costs of services	9,241	13,288	46,631	63,579
General and administrative	3,188	3,926	13,956	16,501
Marketing and advertising	4,816	5,775	24,114	33,784
Depreciation	2,033	2,778	9,408	14,198
Consent revocation solicitation charges	—	(24)	—	780
Impairment charges	—	(190)	1,694	5,414
Restructuring charges	2,995	1,422	3,790	2,696

	27,028	32,072	123,754	165,698
Gain on sale of assets	385	359	1,962	385

Operating loss	(7,384)	(9,748)	(21,967)	(36,100)

Equity in (loss) earnings from unconsolidated businesses	—	(6)	25	122
Net investment income	7	673	1,408	1,785

Loss before income taxes	(7,377)	(9,081)	(20,534)	(34,193)

Income tax (benefit) expense	(91)	(5,471)	43	(949)

Net loss	$(7,286)	$(3,610)	$(20,577)	$(33,244)

Loss per common share
Basic	$(0.39)	$(0.19)	$(1.10)	$(1.79)
Diluted	$(0.39)	$(0.19)	$(1.10)	$(1.79)

Weighted average shares outstanding
Basic	18,707	18,614	18,680	18,594
Diluted	18,707	18,614	18,680	18,594

LCA-Vision Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	At December 31,
	2010	2009

Assets
Current assets
Cash and cash equivalents	$18,981	$24,049
Short-term investments	31,947	28,455
Patient receivables, net of allowances of $1,392 and $1,645	2,256	4,562
Other accounts receivable	2,400	2,002
Assets held for sale	462	1,031
Prepaid professional fees	438	615
Prepaid income taxes	707	12,270
Deferred compensation plan assets	—	400
Prepaid expenses and other	4,164	5,582

Total current assets	61,355	78,966

Property and equipment	72,286	79,993
Accumulated depreciation and amortization	(57,322)	(53,995)

Property and equipment, net	14,964	25,998

Long-term investments	951	2,090
Patient receivables, net of allowances of $330 and $674	413	854
Investment in unconsolidated businesses	6	137
Other assets	3,086	4,590

Total assets	$80,775	$112,635

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$8,404	$6,504
Accrued liabilities and other	12,266	11,581
Deferred revenue	4,376	6,151
Deferred compensation liability	—	400
Debt obligations maturing in one year	3,039	3,998

Total current liabilities	28,085	28,634

Long-term rent obligations and other	3,368	2,395
Long-term debt obligations, less current portion	4,245	9,145
Insurance reserves	7,406	9,154
Deferred license fee	3,065	4,428
Deferred revenue	3,476	7,852

Stockholders’ Investment
Common stock ($.001 par value; 25,291,637 and 25,287,387 shares and 18,711,365 and 18,619,185 shares issued and outstanding, respectively)	25	25
Contributed capital	175,610	174,325
Common stock in treasury, at cost (6,580,272 shares and 6,668,202 shares)	(114,033)	(114,668)
Retained deficit	(31,134)	(9,729)
Accumulated other comprehensive income	662	1,074

Total stockholders’ investment	31,130	51,027

Total liabilities and stockholders’ investment	$80,775	$112,635

LCA-Vison Inc.

Consolidated Statements Of Cash Flows

(Dollars in thousands)

(Unaudited)

	Year Ended December 31,
	2010	2009

Cash flow from operating activities:
Net loss	$(20,577)	$(33,244)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	9,408	14,198
Provision for loss on doubtful accounts	1,061	3,320
Gain on investments	(943)	(48)
Impairment charges	1,694	5,414
Gain on sale of property and equipment	(1,962)	(385)
Deferred income taxes	4	10,943
Stock-based compensation	1,272	790
Insurance reserves	(1,748)	(335)
Equity in earnings from unconsolidated affiliates	(25)	(122)
Distributions from unconsolidated affiliates	156	362
Changes in operating assets and liabilities:
Patient accounts receivable	1,975	3,587
Other accounts receivable	(122)	513
Prepaid income taxes	11,563	(3,313)
Prepaid expenses and other	1,418	773
Accounts payable	1,900	(1,665)
Deferred revenue, net of professional fees	(5,536)	(8,196)
Accrued liabilities and other	1,931	8,809

Net cash provided by operations	1,469	1,401

Cash flows from investing activities:
Purchases of property and equipment	(878)	(240)
Proceeds from sale of assets	2,829	466
Purchases of investment securities	(404,339)	(327,367)
Proceeds from sale of investment securities	401,714	333,438
Other, net	(35)	99

Net cash (used in) provided by investing activities	(709)	6,396

Cash flows from financing activities:
Principal payments of capital lease obligations and loan	(5,859)	(7,962)
Shares repurchased for treasury stock	(193)	(36)
Proceeds from exercise of stock options	13	18

Net cash used in financing activities	(6,039)	(7,980)

Net effect of exchange rate changes on cash and cash equivalents	211	584

(Decrease) increase in cash and cash equivalents	(5,068)	401

Cash and cash equivalents at beginning of year	24,049	23,648

Cash and cash equivalents at end of year	$18,981	$24,049

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Condensed Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating income. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended December 31,		Twelve Months Ended December 31
	2010	2009	2010	2009
Revenues

Reported U.S. GAAP	$19,259	$21,965	$99,825	$129,213
Adjustments:
Amortization of prior deferred revenue	(1,381)	(1,827)	(6,151)	(9,107)

Adjusted revenues	$17,878	$20,138	$93,674	$120,106

Operating Loss

Reported U.S. GAAP	$(7,384)	$(9,748)	$(21,967)	$(36,100)
Adjustments:
Amortization of prior deferred revenue	(1,381)	(1,827)	(6,151)	(9,107)
Amortization of prior professional fees	138	183	615	911

Adjusted operating loss	$(8,627)	$(11,392)	$(27,503)	$(44,296)

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